[REGIS TECHNOLOGIES, INC. LETTERHEAD]


February 28, 2003

Rostyk Mandzij
Immtech International, Inc.
150 Fairway Drive, Suite 150
Vernon Hills, IL  60061

Dear Rostyk:

Thank you for the opportunity to review your project, cGMP synthesis of DB289 using the new chemistry. Regis understands that Immtech is interested in production of a batch of approximately 8 kg. Based on our recent R & D activities on this chemistry, we offer the following proposal.

Price and Scope of Work

The price for cGMP production of approximately 8 kg DB289 is $198,500. We understand that Regis will provide all raw materials. Activities will include:

      1. Conducting scale-up experiments, as necessary;

      2. Running a full-scale cGMP batch to produce approximately 8 kg of product; and

      3. Carrying out analytical testing on the final product, based on the specifications previously established.

Documentation

Documentation for this batch will be carried out in a batch record. After completion of the analytical testing on each intermediate and the final product, a batch record package will be assembled, including the completed operating procedure and all analytical data for raw materials and the product. A copy of this package will be provided to Immtech and the original kept at Regis. In addition, any related laboratory notebook pages can be provided upon request.

A Certificate of Analysis will accompany the product and include the results from the assays established on July 31, 2000. Please advise if any changes have been made since that date. Any other testing requirements or formal method transfer may incur additional charges.

Regulatory

Regis operates in compliance with all applicable local, state and federal codes and standards. The facility is considered to be a 90-day generator of hazardous wastes. No waste treatment is performed on site: wastes are collected and treated by a licensed waste disposal hauler. The primary disposition is fuel reblending.

The FDA inspects Regis at least biennially. The most recent inspection took place in October 2002. A copy of the FDA 483 and Regis' response is attached for your review.

Communications

Your primary Regis contact for this work will be the author of this document, Lori A. Hoffman. When work commences, weekly updates will be provided via phone, fax, or e-mail, whichever the customer prefers. In addition, conference calls or on-site meetings can be established to discuss progress and issues. Immtech personnel are welcome on site at any time to observe the synthesis and audit the facility.


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Qualifications

Until recently, Regis has primarily served as a source of preclinical and clinical trial quantities of a wide range of bulk pharmaceutical intermediates and ingredients. We are currently the commercial supplier of seven approved bulk active pharmaceutical ingredients. Regis maintains an active contract with the GMP Institute and GlobePharm providing ongoing cGMP training and internal audits. Our facility and personnel are prepared for a preapproval inspection.

Please note that as contractor, Regis maintains the sole responsibility for providing, approving and retaining key personnel for this project. Immtech will be informed of any changes that may impact the project.

Technology Ownership and Documentation

Immtech will own all technology developed during the course of the work. Upon completion of each chemical step, a batch record package will be assembled, including the completed production log (either lab notebook pages or a batch record) and all analytical data for raw materials and the product of that step. A copy of this document will be provided to Immtech and the original kept at Regis.

Delivery

Several raw materials have a 2-3 week lead time. The 4-bromobenzonitrile, however, has a 6-7 week lead time. Another source can offer the material with a 4-6 week lead time, but the price for the project would increase to $212,400. Please advise if this option is appealing. We will provide estimated timing upon issuance of a purchase order and firmer scheduling as the materials arrive. Once work commences, we anticipate production to require approximately 7-8 weeks to complete. Weekly updates will keep Immtech up-to-date as to the progress of the project.

Terms and Conditions

Regis will require a down payment of $40,000 to initiate work. The remainder, $158,500, will invoice upon completion of the batch record package and/or shipment of product. Prices are FOB Morton Grove, IL. Shipping charges are prepaid and added to the invoice. Payment is due 30 days after receipt of invoice. The customer's QA review of documentation should be completed within that 30-day timeframe.

Please contact me if you have any questions or concerns about this proposal. To indicate acceptance, please sign and date this letter and return a copy to me by fax, along with any purchase order information. We look forward to working with Immtech again on this project.

Best regards,



Lori A. Hoffman
Senior Project Manager

ACCEPTED BY:

/s/ T. Stephen Thompson       President and CEO             March 4, 2003
-------------------------     -------------------------     ------------------
Signature                     Title                         Date


_________________________
Purchase Order Number


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